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SunGard Data Systems Inc.

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THIS FILING CONSISTS OF A LETTER TO THE COMPANY’S STOCKHOLDERS FROM THE COMPANY’S CEO.

A message to our stockholders

For SunGard, 2004 was a year of solid performance. We achieved our targets for the year and became even stronger. Revenue reached a new record of $3.56 billion, up 20% from the previous year. Net income increased to $454 million*, a gain of 23%, and net income per share rose to $1.54*, an increase of 21%. Perhaps most important, we became even more competitive in the field and made real strategic progress.

Facilitating future growth and enhancing stockholder value were the principal reasons why we developed and began implementing a plan to spin off our Availability Services business into a separate publicly traded company. We first announced this plan in October 2004. Later, a much better opportunity came to us in the form of an acquisition of the entire company by seven of the world’s leading private equity firms organized by Silver Lake Partners. Under the terms of the merger agreement that was signed on March 27, 2005, SunGard stockholders will receive $36 in cash for each share of SunGard common stock they hold. This price is greater than the all-time high price of SunGard’s shares. This transaction offers great value to our stockholders and represents a resounding endorsement of our business model, industry leadership and financial strength. The total value of the transaction, including SunGard’s existing debt, is approximately $11.4 billion. In light of this transaction, the board of directors has decided not to implement the plan to spin off our Availability Services business.

The acquisition of SunGard is subject to receipt of stockholder approval and customary regulatory approvals as well as satisfaction of other customary closing conditions. We expect the transaction to be completed during the third quarter of 2005.

We believe that the acquisition is great news for our stockholders, customers and employees. Our customers and employees should know that it is business as usual, now and following the completion of the transaction. The new investors in SunGard are focused on the technology sector, take a long-term view towards growing the businesses in which they invest, and have an excellent track record of working in partnership with management to build great companies.

*	Full-year 2004 net income and diluted net income per share include an after-tax gain of approximately $46 million, or $0.16 per diluted share, from the sale of Brut LLC in September 2004. Excluding the gain from the sale of Brut and all merger and spin-off costs, diluted net income per share was $1.40, an increase of 10% over comparable 2003 results.

This transaction will provide SunGard greater focus and flexibility to pursue growth strategies and opportunities that will better serve its customers. It is worth noting here that the reaction from customers has been positive.

Getting back to day-to-day operations, SunGard made progress in many areas in 2004. In terms of competitiveness, customer penetration, and the breadth and depth of products and services, SunGard grew stronger throughout the year.

Within Software & Processing, customer expectations have increased. Customers expect more for less. They want to “go live” much faster with less project risk. They want more integrated solutions, and they favor vendors that are easy to do business with. Technology is once again seen as a competitive differentiator—a shift from the single-minded focus on cutting costs that has characterized the last few years. Customers are still investing to reduce costs, but now they are also investing in technology to become more competitive and to deal with ever increasing compliance requirements. We believe our solutions are well positioned to help our customers achieve their goals.

Technology integration plays a vital role in the quest for competitiveness, especially for financial services customers. This often results in larger investments in our products and services. To cite one example from 2004, we signed one of the largest ASP (application service provider) deals in our history when a major New York bank renewed its contract for INVEST ONE, our leading investment accounting solution, and added complementary SunGard products to form the core platform for its European business. The bank believes our integrated global solution will give it a competitive edge.

Customer centralization of procurement decisions results in more scrutiny and pricing pressure, but also opens up opportunities for cross selling. We believe our Global Account Management (GAM) program is well suited to continue identifying opportunities and deepening relationships at our largest financial services accounts. In November we signed our first comprehensive master services agreement with one of our largest GAM customers, which will govern all new contracts with the customer. We believe this agreement will make it easier for the customer to do business with us.

We have already received several orders under the new master agreement, and we hope to replicate this success with other financial services customers.

While financial services continues to be the principal focus for Software & Processing, we are making real progress in serving other growing markets: higher education institutions and public sector organizations. Colleges and universities have escalating IT requirements, driven by the need to develop integrated enterprise architectures to replace disparate legacy systems and by the demand from students, faculty and administrators for 24/7 Web-based self-service. The public sector is under pressure to comply with new federal and state mandates that require significant investments to upgrade to modern technology. For all of these customers, particularly institutions of higher education, we often replace dozens of old systems, spreadsheets and manual processes that were never designed to work together. The integration of our offerings, our strong on-time delivery and our on-budget implementation track record are all reasons these customers choose SunGard over the traditional ERP companies we compete with.

For example, a well-known college had developed plans to build a $50 million student center designed to house all nonacademic administrative functions for students. Instead, the college installed our SCT Luminis solution and put all these services on the Web, which enabled it to cancel the construction project. In addition to saving a great deal of money, the college can now offer courses and degrees to remote students, tapping new sources of enrollment revenue and helping to enhance its prestige.

Several of SunGard’s Higher Education customers have won “Best of the Web” awards on the strength of both our compelling Web design and the rich functionality of our back-end systems that are seamlessly integrated in a browser for access by students, teachers and administrators.

Turning to Availability Services, we note that today more than half of outgoing customer proposals bundle two or more services, a change from the past when customers shopped for services in narrow niches. We are positioned better than ever to meet the increasing demands of customers across the continuum of information availability services, from “always on” production services to “always ready” standby solutions. The increasing demand for bundled services is driven by enterprises of all types seeking to optimize spending by choosing a distinct level of service for each application and server, depending on the amount of downtime they can tolerate for each. This often results in more customized solutions, which plays to SunGard’s strengths. The more complex the requirements, the more differentiated our offerings become.

One of the most promising sectors for Availability Services is the healthcare industry, where the combination of regulations (HIPAA, for example) and new hospital and managed-care software applications has dramatically increased the need for information availability services. Automating patient care, for instance, results in a significantly higher demand for system uptime; patients cannot be left without prescribed medical care because of a system’s unavailability.

During 2003 and 2004, revenue growth in Availability Services was affected by the decision of some large financial services firms to handle their availability requirements in-house. Although in-house solutions provide customers with exclusive access to infrastructure, we believe that, for many customers, building and maintaining an in-house solution is significantly more costly and difficult than subscribing to comparable, dedicated services from us. This is because of our economies of scale, technology expertise, resource management skills and ability to provide vendor-neutral solutions. We do not expect the in-house trend among larger financial services firms to have as much of an effect on our business in the longer term, because we believe that most of the firms that have decided to “in-source” their availability needs have already told us so.

Despite the economic downturn over the past few years when others were less willing to pursue strategic opportunities, SunGard has continued with its acquisition program. The vast majority of our acquisitions have contributed significantly to our growth. They have also made SunGard more competitive and have been a great source of executive talent. About eighty of our top one hundred operating managers joined us through an acquisition. I doubt we would have been able to attract so much entrepreneurial talent through more conventional means.

Our overall results were much better in 2004 than in 2003, but our internal growth rate was low in absolute terms. Cost cutting by our customers is a double-edged sword for us. Many of our solutions help customers reduce costs, but the drive to cut costs also puts pressure on our fees. Pricing pressure did not get worse in 2004; it stayed about the same. We know that, to accelerate our revenue growth, we must capture a larger share of IT spending from our existing customers. This is a focal point for everyone at SunGard in 2005. Developing broader and deeper customer relationships across all of our businesses is one of our key goals for 2005, and is also key to faster growth in the future.

Part of the SunGard culture is to look to do more with less. This is critical to our ongoing profitability, and is a big reason we were able to consistently invest in products and infrastructure during the recent downturn. In 2004 we spent 10% of Software & Processing revenue on product development, excluding customer-funded work, and we invested approximately $240 million on capital expenditures company wide.

Let me summarize the main achievements of 2004. We met our financial targets. We aggressively pursued plans to strengthen our focus and facilitate the future growth of our businesses. We ended the year stronger in the field—more strategic and more mission critical to our customers. In short, it was another successful year for SunGard.

The pending acquisition of our company is confirmation of our long-term success. This would not have been possible without the hard work and dedication of all our employees. They should be assured that the success of the transaction will depend on growing our business rather than eliminating jobs or reducing service levels.

As we look forward to a new era at SunGard, we pause to acknowledge the outstanding contributions of our previous and current leaders. Among all of our leaders, one stands out. On behalf of everyone at SunGard, I would like to acknowledge the numerous, significant contributions of Jim Mann. Jim has done more to create stockholder value than any other person in the history of our company, and for that he has earned our deepest gratitude and respect. I must also acknowledge a personal debt to Jim. I have worked for Jim since I was 27 years old, when SunGard acquired the company I cofounded, and without a doubt, he has been the single most important influence on my career. Thank you Jim, not only for providing valuable guidance to me, but also for serving as a superb mentor for so many other SunGard executives.

We have reached a major milestone in our company’s history. It is interesting to note that SunGard was created in 1983 through a leveraged buyout from Sun Oil Company. In 1986, SunGard went public. Now, after 19 years of strong operating performance as a public company, we are becoming a private company again. We remain enthusiastic about our capabilities and our strengths. It promises to be an exciting year at SunGard.

Cristóbal Conde

President and Chief Executive Officer

April 12, 2005

About the Transaction

As of the date of this letter, SunGard had not yet filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. If not included with this 2004 SunGard Annual Report, investors and security holders may obtain a free copy of the proxy statement and other documents, when available, at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents, when available, may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: 484.582.5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.